Exhibit 2.4
AMENDMENT NO. 1 TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amendment No. 1, dated as of January 14, 2021 (this “Amendment”), to the Membership Interest Purchase Agreement, dated as of July 31, 2020 (the “Agreement”), is made by and between J.D. Power, a Delaware corporation (the “Buyer”), and TrueCar, Inc., a Delaware corporation (the “Seller”). Capitalized terms used but not defined in this Amendment are defined in the Agreement.

R E C I T A L S

WHEREAS, the Parties desire to extend the deadline for delivery of the Performance Earnout Statement and to make related amendments to the Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

Section 1    Deadline Extension. Section 2.06(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

(b) Calculations. On or before February 16, 2021, the Buyer shall deliver to the Seller a statement containing its calculation of the payment due pursuant to Section 2.06(a) (the “Escrow Payment”), if any, with appropriate evidentiary support for the determination made therein (the “Performance Earnout Statement”). If, within 20 Business Days after the Seller’s receipt of the Performance Earnout Statement, the Seller has not given the Buyer written notice of objection to such Performance Earnout Statement, or if the Seller earlier notifies the Buyer that it has no objections thereto, the amount reflected in the Performance Earnout Statement shall be final upon the earlier of the expiration of such period or the receipt of such notice and the Escrow Payment, if any, shall be paid pursuant to Section 2.06(c). If the Seller provides such notice of objection, the Seller shall promptly submit any disputed matters identified in such notice of objection to the Accountant for resolution. The provisions of Section 2.04(b)(ii) regarding the timing of the Accountant’s decision, the scope of the review and the decision, the binding nature of the decision and the fees and expenses of the Accountant shall apply to any dispute under this Section 2.06(b) mutatis mutandis.

Section 2.    Reservation. Nothing in this Amendment shall be construed as a waiver, consent, amendment or agreement in respect of any provision of the Agreement except as expressly set forth in Section 1.

Section 3.    Governing Law. This Amendment shall be governed by the laws of the State of Delaware without regard to its conflict of laws provisions.

[Signature Page Follows]

Exhibit 2.4
IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

TRUECAR, INC.

By:    /s/ Jeffrey J. Swart
Name: Jeffrey J. Swart
Title: EVP, General Counsel & Secretary

J.D. POWER
(successor in interest to ALG, LLC)

By:    /s/ Laszlo Kupan
Name: Laszlo Kupan
Title: General Counsel